Filed Pursuant to Rule 433

Registration Number 333-168333

International Business Machines Corporation
October 27, 2011
Pricing Term Sheet

0.875% Notes due 2014

2.900% Notes due 2021

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	October 27, 2011
Settlement Date	(T+3); November 1, 2011
Bookrunners	Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC
Co-Managers	Credit Suisse Securities (USA) LLC, Lebenthal & Co., LLC, Mizuho Securities USA Inc., RBC Capital Markets, LLC, RBS Securities Inc.
	2014 Notes	2021 Notes
Principal Amount	$1,350,000,000	$500,000,000
Maturity	October 31, 2014	November 1, 2021
Interest Payment Dates	April 30 and October 31	May 1 and November 1
First Interest Payment Date	April 30, 2012	May 1, 2012
Benchmark Treasury	0.500% due October 15, 2014	2.125% due August 15, 2021
Benchmark Treasury Yield	0.513%	2.384%
Spread to Benchmark Treasury	T + 40 bps	T + 62.5 bps
Yield to Maturity	0.913%	3.009%
Coupon	0.875%	2.900%
Make-Whole Call	T + 10 bps	T + 12.5 bps
Price to Public	99.888%	99.065%
Underwriting Discount	0.150%	0.450%
Day Count	30/360	30/360
Minimum Denomination	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000
CUSIP	459200GZ8	459200HA2
ISIN/Common Code	US459200GZ82	US459200HA23

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc.  toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 27, 2011 relating to its Prospectus dated July 27, 2010.